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                       IKOS SYSTEMS INC.
        STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
            (in thousands, except per share amounts)

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
                                                               Three Months Ended               Six Months Ended
                                                            -------------------------         ----------------------
                                                            March 29,       March 30,         March 29,    March 30,
                                                              1997            1996              1997         1996
                                                            ---------       ---------         ---------    ---------
Net income                                                    $ 2,515         $ 2,410           $ 4,690      $ 3,785
                                                             =========       =========         =========    =========
Number of shares used in computing
 per share amounts:
   Weighted average common shares outstanding                   8,378           7,154             8,310        7,020
   Common equivalent shares attributable to stock
    options (treasury stock method)                               606             689               610          661
                                                             ---------       ---------         ---------    ---------
Total weighted average common shares outstanding                8,984           7,843             8,920        7,681
                                                             =========       =========         =========    =========

Net income per share                                            $0.28           $0.31             $0.53        $0.49
                                                             =========       =========         =========    =========
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